UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 16, 2006
The Men’s Wearhouse, Inc.
(Exact name of registrant as specified in its charter)

Texas (State or other jurisdiction of incorporation)	1-16097 (Commission File Number)	74-1790172 (IRS Employer Identification No.)

5803 Glenmont Drive Houston, Texas (Address of principal executive offices)		77081 (Zip Code)

713-592-7200 (Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Item 8.01 Other Events.
Item 9.01 Financial Statements and Exhibits.
SIGNATURES
Index to Exhibits
Stock Purchase Agreement
Press Release

Item 1.01 Entry into a Material Definitive Agreement.
On November 16, 2006, The Men’s Wearhouse, Inc. (the “Company”) entered into a definitive agreement (the “Stock Purchase Agreement”) with Federated Department Stores, Inc. and David’s Bridal, Inc. to acquire After Hours Formalwear, Inc. for a cash consideration of $100 million, subject to certain adjustments. The acquisition is conditioned upon, among other things, the termination or expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and other customary closing conditions and is expected to close on or after February 2, 2007.
The foregoing description of the Stock Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Stock Purchase Agreement, which is filed as Exhibit 2.1 hereto, and is incorporated by reference herein.
Item 8.01 Other Events.
On November 16, 2006, the Company also issued a press release announcing that, as a result of the closing sale price of the Company’s common stock exceeding 140% of the conversion price for the requisite number of days during the requisite period, the Company has elected to redeem the full $130,000,000 aggregate principal amount of the 3.125% Convertible Senior Notes due 2023. The redemption date will be December 15, 2006.
Item 9.01 Financial Statements and Exhibits.
(c) Exhibits

Number	Description

2.1	Stock Purchase Agreement dated November 16, 2006, by and among Federated Department Stores, Inc., David’s Bridal, Inc. and The Men’s Wearhouse, Inc.

99.1	Press Release of the Company dated November 16, 2006.

SIGNATURES
      Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 17, 2006

THE MEN’S WEARHOUSE, INC.

	By:	/s/ Neill P. Davis

Neill P. Davis
Executive Vice President, Chief Financial Officer,
Treasurer and Principal Financial Officer

Index to Exhibits

Exhibit No.	Description

2.1	Stock Purchase Agreement dated November 16, 2006, by and among Federated Department Stores, Inc., David’s Bridal, Inc. and The Men’s Wearhouse, Inc.
99.1	Press Release of the Company dated November 16, 2006.